Changes in Registrant's Certifying Accountant.
(a) Resignation of independent registered public accounting firm
          On August 14, 2017, KPMG LLP ("KPMG") resigned as the independent registered public accounting firm for EnTrustPermal Hedge Strategies Fund II (the "Fund") at the request of the Fund.
          The reports of KPMG on the Fund's financial statements as of and for the two most recent fiscal years (ended March 31, 2017 and March 31, 2016) did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles.
          During the Fund's two most recent fiscal years (ended March 31, 2017 and March 31, 2016) and the subsequent interim period through August 14, 2017, there were no disagreements between the Fund and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreements in its reports on the financial statements of the Fund for such years.
          During the Fund's two most recent fiscal years (ended March 31, 2017 and March 31, 2016) and the subsequent interim period through August 14, 2017, there were no "reportable events" (as defined in Item 304(a)(l)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the "Exchange Act")).
          The Fund has provided KPMG with a copy of the foregoing disclosures and has requested that KPMG furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Fund set forth above. A copy of KPMG's letter dated August 16, 2017 is filed as Exhibit 16.1 to this Form 8-K.
(b) Engagement of new independent registered public accounting firm
          On August 10, 2017, upon the recommendation of its Audit Committee, the Fund's Board of Directors approved the engagement of PricewaterhouseCoopers LLP ("PwC") as the independent registered public accounting firm for the Fund for the fiscal year ending March 31, 2018, effective August 14, 2017. The selection of PwC does not reflect any disagreements with or dissatisfaction by the Fund or the Board of Directors with the performance of the Fund's prior independent registered public accounting firm, KPMG.
          During the Fund's two most recent fiscal years (ended March 31, 2017 and March 31, 2016) and the subsequent interim period through August 14, 2017, neither the Fund, nor anyone on its behalf, consulted with PwC, on behalf of the Fund, regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Fund's financial statements, or any matter that was either the subject of a "disagreement," as defined in
Item 304(a)(l)(iv) of Regulation S-K under the Exchange Act and the instructions thereto, or a "reportable event," as defined in
Item 304(a)(l)(v) of Regulation S-K under the Exchange Act.